Exhibit 99.1

GCI LIBERTY REPORTS
FIRST QUARTER 2026 FINANCIAL AND OPERATING RESULTS

Englewood, Colorado, May 7, 2026 – GCI Liberty, Inc. (“GCI Liberty”) (Nasdaq: GLIBA, GLIBK) today reported first quarter 2026 results.

Headlines include(1):

●	GCI Liberty(2) revenue declined 4% to $256 million, operating income was $30 million and Adjusted OIBDA(3) declined 18% to $93 million, inclusive of $13 million of items that are not comparable to the prior year period
●	GCI Liberty generated net cash provided by operating activities of $329 million and free cash flow(3) of $99 million over the trailing twelve months ended March 31, 2026
●	Total wireless lines in service increased 2% to 207,700
●	Consumer cable modem subscribers declined 3% to 150,500
●	GCI entered into a definitive agreement to acquire Quintillion, a fiber infrastructure provider in Alaska that will enable GCI to create a ringed subsea and terrestrial fiber network across Alaska with improved network resiliency and reliability
●	GCI Liberty completed the acquisition of an approximate 6% equity interest in Liberty Latin America (“LLA”) from Searchlight Capital Partners for an aggregate cash purchase price of $107 million and is currently in discussions with Dr. John C. Malone, Chairman of the Board and Director Emeritus of LLA, with respect to the potential acquisition of his equity interests in LLA, including certain high vote shares, in exchange for newly issued GCI Liberty Series C shares
●	GCI Liberty to change its name to Liberty Capital Corporation (“Liberty Capital”)

“GCI had another solid quarter, reflecting our continued commitment to providing the highest quality connectivity to our customers. We also announced GCI’s planned acquisition of Quintillion, bringing together two complementary networks that will increase the quality of Alaska’s communications infrastructure. The transaction is expected to be accretive to free-cash-flow and advances our long-term strategy to invest in critical network assets to enhance connectivity for all

Alaskans,” said GCI Liberty CEO, Ron Duncan. “Additionally, GCI Liberty’s opportunistic investment in Liberty Latin America is the first step in executing our growth strategy as Liberty Capital. We remain focused on operating excellence while also creating long-term shareholder value through strategic capital deployment.”

Business Updates

On April 21, 2026, GCI entered into a definitive agreement under which GCI will acquire 100% of the equity in Q Gateway Intermediate Holdings, LLC (“Quintillion”), a fiber infrastructure provider in Alaska, in exchange for consideration of $310 million in cash subject to certain adjustments, reimbursement of up to $50 million for certain capital expenditures incurred by Quintillion and potential earn-out payments in 2028, 2029 and 2031. Closing is anticipated following the receipt of regulatory approval and satisfaction of customary closing conditions. Existing customer relationships, contractual obligations and service arrangements are expected to continue without change following the close of the transaction. The transaction is expected to bring together complementary subsea and terrestrial fiber networks to enhance the scale, resiliency and reach of GCI’s statewide network. The transaction is expected to provide cost efficiencies and to be accretive to free cash flow. Additional information regarding the proposed acquisition can be found in the 8-K filed by GCI Liberty with the Securities and Exchange Commission (“SEC”).

On April 16, 2026, GCI Liberty completed the purchase of approximately 61,000 Class A common shares and 12.3 million Class C common shares of LLA for $107 million in cash from Searchlight Capital. GCI Liberty is also currently in good faith discussions with Dr. Malone with respect to GCI Liberty’s potential acquisition of his equity interests in LLA, including certain high-vote shares, in exchange for newly issued Series C common stock of GCI Liberty.

GCI Liberty is renaming the public parent company to Liberty Capital Corporation. No changes will be made to the tickers as a result of the name change and its Alaska subsidiary will continue to operate under the GCI name and brand.

Discussion of Results

The following table provides the financial results of GCI Liberty for the first quarter of 2025 and 2026.

(amounts in millions)	1Q25	1Q26	% Change

Consolidated Financial Metrics
Revenue
Consumer	$121	$115	(5)%
Business	145	141	(3)%
Total revenue	$266	$256	(4)%

Operating expenses (exclusive of depreciation and amortization):
Consumer direct costs	$(36)	$(32)	11%
Business direct costs	(26)	(32)	(23)%
Technology expense	(63)	(68)	(8)%
Total operating expenses (exclusive of depreciation and amortization)	$(125)	$(132)	(6)%

Selling, general and administrative expense (exclusive of stock-based compensation)	$(28)	$(31)	(11)%

Stock-based compensation	$(2)	$(8)	(300)%
Depreciation and amortization	$(53)	$(52)	2%
Acquisition costs	$-	(3)	(100)%

Operating income (loss)	$58	$30	(48)%
Operating income margin (%)	21.8%	11.7%	(1,010)	bps

Adjusted OIBDA(a)	$113	$93	(18)%
Adjusted OIBDA margin(a) (%)	42.5%	36.3%	(620)	bps

Capital expenditures, net of grant proceeds	$(49)	$(55)	(12)%

(a)	See reconciling schedule 1.

GCI revenue decreased 4% in the first quarter of 2026. Consumer revenue decreased 5%, driven primarily by fully exiting the video business in 2025. Business revenue declined 3%, driven by a decline in data revenue.

Operating income decreased $28 million and Adjusted OIBDA decreased $20 million in the first quarter driven primarily by $13 million of items impacting year-over-year comparability as well as increased operating expenses. During the first quarter of 2025, GCI recognized a $4 million benefit from the successful appeal of rates for services provided to certain healthcare customers in prior years. The first quarter of 2025 also had a $2 million net benefit related to a fiber break on the Quintillion network in which GCI uses capacity that has since been restored. During the first quarter of 2026, operating expenses also increased primarily due to increased professional service fees driven by $4 million of incremental professional fees related to driving efficiencies. Selling, general and administrative expenses grew primarily due to $3 million of public company costs which were not in the cost base in the prior year quarter but will continue to be part of ongoing expenses. The decline in operating income was also impacted by higher stock-based compensation expense due to a delay in grants until the spin-off from Liberty Broadband Corporation was completed combined with a change in grant timing for GCI employees.

Year to date, GCI has spent $55 million, net of grant proceeds, on capital expenditures related primarily to improvements to the wireless and data networks in rural Alaska. GCI's net capital expenditures for the full year 2026 are expected to be $290 million, including $20 million carried over from 2025 due to normal course timing shifts. A significant portion of the increased capital expenditures in 2026 are related to hybrid fiber-coaxial network improvements.

On a trailing twelve-month basis through the first quarter of 2026, net cash provided by operating activities totaled $329 million and free cash flow over the same period was $99 million.

GCI Consumer

(amounts in millions, except operating metrics)	1Q25	1Q26	% Change
GCI Consumer
Financial Metrics
Revenue
Data	$61	$59	(3)%
Wireless	50	52	4%
Other	10	4	(60)%
Total revenue	$121	$115	(5)%

Consumer direct costs	(36)	(32)	11%

Consumer gross margin	$85	$83	(2)%
Consumer gross margin (%)	70.2%	72.2%	200	bps

Operating Metrics
Data:
Cable modem subscribers(a)	154,700	150,500	(3)%
Wireless:
Lines in service(b)	195,500	200,000	2%

(a)	A cable modem subscriber is defined by the purchase of cable modem service regardless of the level of service purchased. If one entity purchases multiple cable modem service access points, each access point is counted as a subscriber. Small-to-Medium Business customers, promotional cable modem access points and customers that have been inactive for 60 days or less are included.
(b)	A consumer wireless line in service is defined as a wireless device with a monthly fee for services. Consumer wireless lines include Small-to-Medium Business customers, promotional lines, postpaid lines that have been inactive for 60 days or less and paying prepaid lines.

GCI Consumer revenue totaled $115 million in the first quarter of 2026, a 5% decrease compared to the prior year period. The decrease was driven primarily by fully exiting the video business in 2025, partially offset by growth in wireless revenue.

Data revenue totaled $59 million, a 3% decrease, driven primarily by subscriber losses. Consumer cable modem subscribers declined 3% year-over-year bringing total consumer cable modem customers to 150,500. During the first quarter of 2026, GCI lost 700 consumer cable modem subscribers.

Wireless revenue totaled $52 million, a 4% increase, driven by an increase in wireless lines in service. Consumer wireless lines grew 2% year-over-year, bringing total consumer wireless lines to 200,000. During the first quarter of 2026, GCI added 1,000 consumer wireless lines.

GCI Consumer gross margin was 72.2% in the first quarter of 2026, a 200 bps increase from the same quarter last year. GCI Consumer direct costs decreased 11%, driven by lower video programming costs from the exit of video services during the third quarter of 2025.

GCI Business

(amounts in millions, except operating metrics)	1Q25	1Q26	% Change
GCI Business
Financial Metrics
Revenue
Data	$128	$124	(3)%
Wireless	10	10	—%
Other	7	7	—%
Total revenue	$145	$141	(3)%

Business direct costs	(26)	(32)	(23)%

Business gross margin	$119	$109	(8)%
Business gross margin (%)	82.1%	77.3%	(480)	bps

Operating Metrics
Wireless:
Lines in service(a)	8,700	7,700	(11)%

(a)	A business wireless line in service is defined as a wireless device with a monthly fee for services. Business wireless lines include enterprise customers, promotional lines and postpaid lines that have been inactive for 60 days or less.

GCI Business revenue totaled $141 million in the first quarter of 2026, a 3% decrease compared to the prior year period. The first quarter of 2025 benefitted from approximately $4 million of revenue relating to the successful appeal of rates for services provided to certain healthcare customers in prior years.

GCI Business gross margin was 77.3% in the first quarter of 2026, a 480 bps decrease from the same quarter last year. GCI Business direct costs increased 23% in the first quarter of 2026, driven primarily by higher distribution costs related to restored service on the Quintillion network in which GCI uses capacity. The network was out of service during the first quarter of 2025.

FOOTNOTES

1)

Unless otherwise noted, highlights compare financial information for the three months ended March 31, 2026 to the same period in 2025. GCI Liberty will discuss these highlights and other matters on GCI Liberty's earnings conference call that will begin at 11:15 a.m. (E.T.) on May 7, 2026. For information regarding how to access the call, please see “Important Notice” later in this document.

2)	GCI Liberty’s principal operating asset is GCI Holdings (“GCI”), which provides data, mobile, voice and managed services to consumer, business, government and carrier customers throughout Alaska.
3)	For a definition of Adjusted OIBDA, Adjusted OIBDA margin and free cash flow and applicable non-GAAP reconciliations, see the accompanying schedule 1.

NOTES

Cash and Debt

The following presentation is provided to separately identify cash, cash equivalents, restricted cash and debt of GCI Liberty as of December 31, 2025 and March 31, 2026.

(amounts in millions)	12/31/2025	3/31/2026

Cash, Cash Equivalents and Restricted Cash:	$429	$448

Debt:
Senior Notes(a)	$600	$600
Senior Credit Facility	367	366
Tower Obligations and Other(b)	76	69
Total Debt	$1,043	$1,035
GCI Leverage(c)	2.3x	2.3x
GCI Liberty Leverage(d)	1.6x	1.6x

Unamortized premium and deferred loan costs	12	11
Tower obligations and finance leases (excluded from GAAP Debt)	(72)	(65)
Total Debt (GAAP)	$983	$981

Other Financial Obligations:
Preferred Stock(e)	$10	$10

(a)	Principal amount of Senior Notes.
(b)	Includes the current and long-term obligations under tower obligations and other.
(c)	As defined in GCI's credit agreement.
(d)	Defined as GCI Liberty net debt including preferred stock and consolidated cash and cash equivalents, excluding restricted cash divided by GCI Liberty Adjusted OIBDA. Restricted cash was $13 million as of December 31, 2025 and March 31, 2026.
(e)	$10 million of non-voting preferred stock of GCI Liberty was issued to Liberty Broadband in the third quarter of 2025 and then sold by Liberty Broadband to third party buyers. The preferred stock has a 12% dividend rate and $1,000 per share liquidation price plus accrued and unpaid dividends. The mandatory redemption date is July 14, 2032.

GCI Liberty cash, cash equivalents and restricted cash increased $19 million in the first quarter of 2026 primarily due to cash from operations, partially offset by capital expenditures, net of grant proceeds.

GCI Liberty debt was relatively flat in the first quarter of 2026.

As of March 31, 2026, GCI’s credit facility had undrawn capacity of $377 million (net of letters of credit), and GCI’s leverage as defined in its credit agreement was 2.3x. Subsequent to the end of the first quarter, GCI will provide a $160 million unsecured loan to Quintillion per the terms set forth in the purchase agreement.

Important Notice: GCI Liberty (Nasdaq: GLIBA, GLIBK) will discuss GCI Liberty’s earnings release on a conference call which will begin at 11:15 a.m. (E.T.) on May 7, 2026. The call can be accessed by dialing +1 (877) 407-3944 or +1 (412) 902-0038, passcode 13756845, at least 10 minutes prior to the start time. The call will also be broadcast live across the Internet and archived on our website. To access the webcast, go to https://www.gciliberty.com/investors/news-events/ir-calendar. Links to this press release and replays of the call will also be available on GCI Liberty’s website.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including certain statements relating to business strategies, GCI’s planned acquisition of Quintillion and GCI Liberty’s potential acquisition of additional equity interests in LLA. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws. These forward-looking statements generally can be identified by phrases such as “possible,” “potential,” “intends” or “expects” or other words or phrases of similar import or future or conditional verbs such as “will,” “may,” “might,” “should,” “would,” or “could,” or similar variations. These forward-looking statements involve many risks and uncertainties that could cause actual results and the timing of events to differ materially from those expressed or implied by such statements, including, without limitation, competitive issues, customer demand, economic conditions (including inflationary pressures), regulatory and legislative matters affecting GCI Liberty’s businesses, the completion of GCI Liberty’s acquisition of Quintillion, and GCI Liberty’s ability to execute its growth strategy. These forward-looking statements speak only as of the date of this press release, and GCI Liberty expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in GCI Liberty’s expectations with regard thereto or any change of events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of GCI Liberty, including the risk factors detailed in its most recent Form 10-K, as such risk factors may be amended, supplemented or superseded from time to time by other reports GCI Liberty subsequently files with the SEC, for additional information about GCI Liberty and the risks and uncertainties related to GCI Liberty’s business that may affect the statements made in this press release.

Contact: Hooper Stevens +1 (720) 875-5406

NON-GAAP FINANCIAL MEASURES

SCHEDULE 1

To provide investors with additional information regarding our financial results, this press release includes a presentation of Adjusted OIBDA and trailing twelve months of free cash flow, which are non-GAAP financial measures, for GCI Liberty together with reconciliations to operating income and net cash provided by operating activities, respectively, as determined under GAAP, as well as Adjusted OIBDA margin. GCI Liberty defines Adjusted OIBDA as operating income (loss) plus depreciation and amortization, stock-based compensation, separately reported litigation settlements, restructuring, acquisition costs and impairment charges. GCI Liberty defines Adjusted OIBDA margin as Adjusted OIBDA divided by revenue. GCI Liberty defines free cash flow as net cash provided by operating activities less capital expenditures net of grant proceeds received for capital expenditures.

GCI Liberty believes Adjusted OIBDA and free cash flow are important indicators of the operational strength and performance of its business by identifying those items that are not directly a reflection of business performance or indicative of ongoing business trends. In addition, these measures allow management to assess GCI Liberty’s performance, its ability to service its debt, fund operations and make additional investments with internally generated funds, perform analytical comparisons, and identify strategies to improve performance. GCI Liberty believes presenting free cash flow on a trailing twelve month basis more accurately demonstrates the company’s liquidity profile by minimizing seasonal fluctuations, particularly around timing of Universal Service Fund cash receipts.  Because Adjusted OIBDA and free cash flow are used as measures of operating performance and liquidity, respectively, GCI Liberty views operating income and net cash provided by operating activities, respectively, as the most directly comparable GAAP measures. Adjusted OIBDA and free cash flow are not meant to replace or supersede operating income, net cash provided by operating activities or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that GCI Liberty’s management considers in assessing the results of operations and performance of its assets. Please see the tables below for applicable reconciliations.

The following tables provide a reconciliation of GCI Liberty’s operating income to Adjusted OIBDA for the three months ended March 31, 2025 and March 31, 2026 and net cash provided by operating activities to free cash flow for the twelve months ended March 31, 2025 and March 31, 2026.

(amounts in millions)	1Q25	1Q26
Operating Income	$58	$30
Depreciation and amortization	53	52
Stock-based compensation	2	8
Acquisition costs	—	3
Adjusted OIBDA	$113	$93

	Twelve months	Twelve months
	ended	ended
(amounts in millions)	3/31/2025	3/31/2026
Net cash provided by (used in) operating activities	$310	$329
Capital expenditures	(251)	(239)
Grant proceeds	55	9
Free cash flow	$114	$99

GCI LIBERTY, INC.

BALANCE SHEET INFORMATION

(unaudited)

	March 31,	December 31,
	2026	2025

	amounts in millions, except share amounts
Assets
Current assets:
Cash and cash equivalents	$435	416
Trade and other receivables, net of allowance for credit losses of $4 and $4, respectively	141	141
Prepaid and other current assets	62	58
Total current assets	638	615
Property and equipment, net	1,266	1,257
Intangible assets not subject to amortization
Goodwill	638	638
Cable certificates	149	149
Other	25	25
	812	812
Intangible assets subject to amortization, net	364	372
Deferred income tax assets	25	31
Other assets, net	146	147
Total assets	3,251	3,234

Liabilities and Equity
Current liabilities:
Accounts payable and accrued liabilities	122	123
Deferred revenue	23	23
Current portion of debt	4	4
Other current liabilities	44	46
Total current liabilities	193	196
Long-term debt, net	977	979
Obligations under tower obligations	63	69
Long-term deferred revenue	128	130
Other liabilities	160	154
Total liabilities	1,521	1,528

Redeemable noncontrolling interest in equity of subsidiary	18	18

Equity
Series A GCI Group common stock, $.01 par value. Authorized 100,000,000 shares; issued and outstanding 3,650,938 at March 31, 2026 and December 31, 2025	—	—
Series B GCI Group common stock, $.01 par value. Authorized 3,750,000 shares; issued and outstanding 400,806 at March 31, 2026 and December 31, 2025	—	—
Series C GCI Group common stock, $.01 par value. Authorized 100,000,000 shares; issued and outstanding 35,853,250 and 35,751,850 at March 31, 2026 and December 31, 2025, respectively	—	—
Additional paid-in capital	2,366	2,360
Retained earnings (deficit)	(654)	(672)
Total equity	1,712	1,688
Commitments and contingencies
Total liabilities and equity	$3,251	3,234

GCI LIBERTY, INC.

STATEMENT OF OPERATIONS INFORMATION

(unaudited)

	Three months ended
	March 31,
	2026	2025

	amounts in millions,
	except per share amounts
Revenue	$256	266
Operating costs and expenses:
Operating expense (exclusive of depreciation and amortization)	132	125
Selling, general and administrative expense (including stock-based compensation)	39	30
Depreciation and amortization	52	53
Acquisition costs	3	—
	226	208
Operating income (loss)	30	58
Other income (expense):
Interest expense (including amortization of deferred loan fees)	(8)	(10)
Other, net	4	1
	(4)	(9)
Earnings (loss) before income taxes	26	49
Income tax benefit (expense)	(8)	(14)
Net earnings (loss)	$18	35
Basic net earnings (loss) attributable to Series A, Series B and Series C GCI Group shareholders per common share	$0.45	1.13
Diluted net earnings (loss) attributable to Series A, Series B and Series C GCI Group shareholders per common share	$0.45	1.13

GCI LIBERTY, INC.

STATEMENT OF CASH FLOWS INFORMATION

(unaudited)

	Three months ended
	March 31,
	2026	2025

	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$18	35
Adjustments to reconcile net earnings (loss) to net cash from operating activities:
Depreciation and amortization	52	53
Stock-based compensation	8	2
Deferred income tax expense (benefit)	8	(5)
Other, net	(1)	(1)
Change in other assets and liabilities:
Decrease (increase) in accounts receivable	—	16
Amortization of right-of-use asset	12	12
Decrease (increase) in other assets	(8)	(2)
(Decrease) increase in operating lease liabilities	(12)	(12)
(Decrease) increase in taxes payable	—	19
(Decrease) increase in payables and other liabilities	1	2
Net cash provided by (used in) operating activities	78	119
Cash flows from investing activities:
Capital expenditures	(56)	(65)
Grant proceeds received for capital expenditures	1	16
Other investing activities, net	—	3
Net cash provided by (used in) investing activities	(55)	(46)
Cash flows from financing activities:
Borrowings of debt	—	451
Repayments of debt and tower obligations	(2)	(449)
Other financing activities, net	(2)	(1)
Net cash provided by (used in) financing activities	(4)	1
Net increase (decrease) in cash, cash equivalents and restricted cash	19	74
Cash, cash equivalents and restricted cash, beginning of period	429	75
Cash, cash equivalents and restricted cash, end of period	$448	149